Exhibit 10.1
EMPLOYMENT AGREEMENT
This Agreement is made and entered into freely and voluntarily by and between Roger L. Speer (herein referred to as “Employee”) and Universal Technical Institute, Inc. (hereinafter referred to as “UTI”).*
WHEREAS, Employee is currently employed by UTI; and
WHEREAS, the parties have agreed on the terms of Employee’s future employment with and resignation from UTI in a manner which is satisfactory to both Employee and UTI;
NOW, THEREFORE, for and in consideration of the acts, payments, covenants and mutual agreements herein described and agreed to be performed, Employee and UTI agree as follows:
1. Position and compensation. Employee agrees to continue in UTI’s employment in a capacity and with such duties to be determined by Sherrell Smith until June 30, 2010 (the “Termination Date”). For the period March 21, 2009 until June 30, 2010, the total compensation to be paid to Employee shall be $233,325.00, less applicable payroll taxes and other deductions as specified by Employee, payable in equal bi-weekly payments concurrent with the Company’s regular payroll periods. Employee will be entitled to a pro-rated portion of the fiscal 2009 bonus, pro-rated for the period through February 28, 2009. Employee shall not be entitled to any portion of the fiscal 2010 bonus.
Employee’s job duties will be primarily performed from Employee’s home or such other location as designated by Mr. Smith. Employee’s duties may include periodic travel to UTI campus locations. The Company will provide Employee with such reasonable office equipment as deemed by the Company to be necessary for Employee to perform his duties under this Agreement. Employee will continue to report to Sherrell Smith. On the Termination Date Employee will officially resign his employment with UTI. Employee’s benefits will remain unchanged until the Termination Date.
In the event that Employee secures a full time position with the Company during the term of this Agreement, this Agreement will become null and void. The terms and conditions of Employee’s employment shall be determined as agreed upon between the Company and Employee for the new position, commiserate with other similar positions in the Company.
2. Release. In consideration of the agreement of Company to continue to employ Employee and continue to pay him compensation and benefits as set forth herein, Employee agrees to execute a release in the form of the Release attached as Exhibit A upon the execution of this Agreement.

*	As used in this Agreement, the term “UTI” includes Universal Technical Institute and all of its current and former officers, directors, agents, representatives and employees, as well as all current and former entities related to or affiliated with UTI.

3. Employment at Will/Obligation to Abide by Policies. This Agreement does not alter the “at will” status of Employee’s employment with UTI. Either Employee or UTI may terminate Employee’s employment at any time, for any reason, subject to the provisions for continued payment below. This Agreement is intended to represent the parties’ agreement to terms and conditions of employment in the event that Employee continues to be employed by UTI until the Termination Date. Until the Termination Date, Employee must perform the duties of his job satisfactorily and in a professional manner and abide by the policies and procedures of the Company as well as the UTI Code of Conduct and Employee Handbook. Employee shall continue to be subject to the Company’s Insider Trading Policy and any of its amendments during the period of employment covered by this Agreement
4. Termination without Cause. In the event that Company terminates Employee’s employment prior to the Termination Date without Cause, Employee shall be entitled to receive the salary set forth in Section 1 until the Termination Date defined in this Agreement. “Cause” shall include, but not be limited to, misconduct, gross or repeated violations of established Company policy or material breach of the duties of Employee that detrimentally affect the Company’s business. “Cause” shall be determined at the discretion of the Company’s Chief Executive Officer.
5. Termination of Employee prior to Termination Date. In the event that Employee voluntarily terminates his employment or is terminated with “Cause” as defined above, prior to the Termination Date, all obligations of the Company to pay salary and benefits under Section 1 shall cease.
6. Benefits. Employee’s current medical, dental, vision and life insurance benefits will continue pursuant to Company policy, until June 30, 2010. Employee shall not be eligible for tuition reimbursement after March 21, 2009. Beginning, on the first day that active employee coverage is ineffective, Employee may elect to continue current medical and dental benefits for up to eighteen (18) months in accordance with the plan provisions and the Consolidated Omnibus Budget Reconciliation Action of 1985 (COBRA). In addition, if Employee signs and returns a Release in the form of the Release attached hereto as Exhibit A after the Termination Date, the Company will continue to pay the insurance premium for the coverage held by Employee during active employment and any administrative fee for a period of six (6) months, provided the Employee makes a timely election to receive COBRA benefits and pays the employee portion of the premium, if any. Following the end of this period, Employee will be responsible to pay the full cost of the premium plus a 2% administrative fee.
7. Outplacement. Employee shall be entitled to twelve (12) months of outplacement services through the firm of Right Management.
8. Release upon Execution of Agreement. Employee acknowledges and agrees that in order to receive the post termination benefits as set forth in paragraph 6, he will be required to execute a release in the form of the Release attached as Exhibit A. Employee acknowledges that the payment(s) and benefits referenced in this Agreement constitute special consideration to Employee in exchange for the promises made herein by Employee and that UTI was not otherwise obligated to provide to Employee any such payment, benefits or portion thereof.

9. Confidentiality. Employee agrees to maintain in strictest confidentiality the terms and existence of this Agreement, the attached Release and the discussions which led to their creation and execution, with the exception that Employee may disclose such matters to any attorney who is providing advice or to an accountant or federal or state tax agency for purposes of complying with any tax laws or as otherwise required by law. If Employee breaches this confidentiality provision or any other term of this Agreement, UTI shall be excused from performing its obligations hereunder. Employee further agrees this Agreement does not constitute an admission of wrongdoing by either party and that neither this Agreement nor the negotiations that led to its creation shall be used as evidence to prove any alleged wrong, other than a failure to comply with the terms of this Agreement. The parties agree that this Agreement may be used as evidence in any action to enforce the terms of this Agreement.
10. Reliance. Employee warrants and represents that: (i) Employee has relied on Employee’s own judgment regarding the consideration for and language of this Agreement; (ii) Employee has been given a reasonable period of time to consider said Agreement; (iii) no statements made by UTI have in any way coerced or unduly influenced Employee to execute this Agreement; (iv) this Agreement is written in a manner that is understandable to Employee and Employee has read and understood all paragraphs of this Agreement; and (v) Employee has been advised to consult with legal counsel of Employee’s choice regarding this Agreement.
11. Nature of the Agreement. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements and understandings between the parties. This Agreement may not be modified or changed unless done so in writing, signed by both parties. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the enforceable provision shall continue to be in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, and the parties agree that the courts of Arizona shall have exclusive jurisdiction over any dispute pertaining to this Agreement.
AGREED AND ACCEPTED:

Dated: , 2009

Roger L. Speer

Dated: , 2009	UNIVERSAL TECHNICAL INSTITUTE, INC.

By:

Tom Riggs
Senior Vice President, People Services

EXHIBIT A
RELEASE
This RELEASE (the “Release”) dated  _____  ,  _____  is by and between Roger L. Speer (“Employee”) and Universal Technical Institute, Inc., a Delaware corporation (“Company”).
WHEREAS, the Company and Employee are parties to an Employment Agreement dated  _____  ,  _____  (the “Employment Agreement”), which provides certain benefits to Employee; and,
WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company’s provision of certain payments and benefits under the Employment Agreement;
NOW, THEREFORE, the parties hereto agree as follows:
1. Mutual Promises. The Company undertakes the obligations contained in the Employment Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee’s promises and obligations contained herein. The Company’s obligations are undertaken in lieu of any other severance benefits.
2. Release of Claims; Agreement Not to File Suit.
a. Employee, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Employment Agreement and this Release, (ii) Employee’s employment, retirement and/or termination from employment with the Company, and (iii) any claims which might otherwise arise in the future as a result of arrangements or agreements in effect as of the date of this Release or the continuance of such arrangements and agreements.
b. Employee, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against the Company arising out of any actions or non-actions on the part of the Company arising before the date of this Release or any action taken after the date of this Release pursuant to the Employment Agreement or this Release. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

c. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and the Company, (ii) any claim of unjust, wrongful, or tortuous discharge (including any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq., or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with the Company arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein.
d. This Release shall not affect Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future. Further, this Release is not intended to be a release of any claims under the Arizona Minimum Wage Act, effective January 1, 2007.
e. This Release does not affect Employee’s right to participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement.
3. Release of Benefit Claims. Employee, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Employment agreement and claims for benefits which are not subject to waiver under the law.
4. Revocation Period; Knowing and Voluntary Agreement. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act, as amended, (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which he is or would be entitled to without this Agreement. Employee further acknowledges that Employee is advised by this writing, as required by the ADEA, that: (a) this waiver and release do not apply to any rights or claims that may arise after execution date of this Agreement; (b) Employee has been advised of having have the right to consult with an attorney prior to signing this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the signing of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by the Employee.

5. Severability. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.
6. Headings. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.
7. Counterparts. This Release may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
8. Entire Agreement. This Release and Related Employment Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.
9. Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to the conflict of laws rules of such State.
IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.
AGREED AND ACCEPTED:

Dated: , 2009

Roger L. Speer

Dated: , 2009	UNIVERSAL TECHNICAL INSTITUTE, INC.

By:

Tom Riggs
Senior Vice President, People Services
Return Original To:
Tom Riggs
Senior Vice President, People Services
Universal Technical Institute, Inc.
20410 N. 19th Avenue, Suite 200
Phoenix, AZ 85027